UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

 Certification And Notice Of Termination Of Registration Under Section 12(g)
                  Of The Securities Exchange Act Of 1934
                Or Suspension Of Duty To File Reports Under
        Section 13 And 15(d) Of The Securities Exchange Act Of 1934.

                                               Commission File Number  0-28752
                                                                       -------

                        KAPSON SENIOR QUARTERS CORP.
       --------------------------------------------------------------
           (Exact name of registrant as specified in its charter)

     125 FROEHLICH FARM BLVD., WOODBURY, NEW YORK 11797 (516) 921-8900
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            (Address, including zip code, and telephone number,
               including area code, of registrant's principal
                             executive offices)

                        COMMON STOCK, $.01 PAR VALUE
      --------------------------------------------------------------
          (Title of each class of securities covered by this Form)

                                   NONE.
      --------------------------------------------------------------
   (Title of other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     / X /      Rule 12h-3(b)(1)(i)     /   /
          Rule 12g-4(a)(1)(ii)    /   /      Rule 12h-3(b)(1)(ii)    /   /
          Rule 12g-4(a)(2)(i)     /   /      Rule 12h-3(b)(2)(i)     /   /
          Rule 12g-4(a)(2)(ii)    /   /      Rule 12h-3(b)(2)(ii)    /   /
                                             Rule 15d-6              /   /

Approximate number of holders of record as of certification or notice date:

               Common Stock:  13

          Pursuant to the requirements of the Securities Exchange Act of 1934, Kapson Senior Quarters Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                  KAPSON SENIOR QUARTERS CORP.

                                  By:  /s/ Glen Kaplan
                                       -----------------------------
                                       Name:  Glen Kaplan
                                       Title: Chairman of the Board of Directors
                                                and Chief Executive Officer



Dated:  April 17, 1998